Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2008, relating to the financial statements of SoundBite Communications, Inc. (which report expressed an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes effective January 1, 2007 and the adoption effective January 1, 2006 of Statement of Financial Accounting Standards No. 123( R), Share-Based Payment, and Financial Accounting Standards Board Staff Position No. 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable) appearing in the Annual Report on Form 10-K of SoundBite Communications, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 23, 2008